Exhibit (h)(2)(b)

TRANSPARENT VALUE TRUST

AMENDMENT TO

TRANSFER AGENCY AND SERVICES AGREEMENT

THIS AMENDMENT is made as of January 28, 2011 by and between ALPS Fund Services, Inc. (“ALPS”) and Transparent Value Trust (the “Trust”).

WHEREAS, ALPS and the Trust have entered into a Transfer Agency and Services Agreement (the “Agreement”) dated April 1, 2010;

WHEREAS, the Board of Trustees of the Trust approved on November 11, 2010, four (4) new series under the Trust; and

WHEREAS, in light of the foregoing, ALPS and the Trust wish to modify the provisions of the Agreement to reflect revised Appendix A – List of Portfolios.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Appendix A – List of Portfolios. Appendix A – List of Portfolios of the Agreement is replaced in its entirety with the attached Appendix A – List of Portfolios.

2.

Remainder of the Agreement. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed by a duly authorized representative of each of the parties hereto as of the date of this Amendment first set forth above.

ALPS FUND SERVICES, INC.		TRANSPARENT VALUE TUST

By	/s/ Jeremy O. May	By:	/s/ Armen Arus
Name:	Jeremy O. May	Name:	Armen Arus
Title:	President	Title:	President

APPENDIX A

LIST OF PORTFOLIOS

As Amended January 28, 2011

Transparent Value Dow Jones RBP U.S. Large-Cap Aggressive Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Core Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Defensive Index Fund

Transparent Value Dow Jones RBP U.S. Dividend Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Growth Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Market Index Fund

Transparent Value Dow Jones RBP U.S. Large-Cap Value Index Fund